419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE
Date: November 28, 2005
Contact: Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS BEST QUARTER IN COMPANY HISTORY;
E.P.S. UP 26%, EXCEEDING ANALYSTS’ ESTIMATES;
BACKLOG UP 38%; RV RETAIL SALES ESPECIALLY STRONG.
Thor Industries, Inc. (NYSE:THO), the largest manufacturer of recreation vehicles and mid-size buses, reported today record sales, net income, and E.P.S., for the first quarter ended October 31, 2005. Net income and E.P.S. were a record for any quarter in the company’s history and substantially exceeded Wall Street analysts’ consensus estimates.
Net income was $43,365,000, up 24% from last year’s $35,073,000. E.P.S. were 77¢, up 26% from 61¢ last year. Sales for the quarter ended October 31, 2005 were $761.3 million, up 20% from $632.7 million last year.
RV income before tax in the quarter was $69,790,000, up 26% from $55,594,000 last year. Bus income before tax was $1,994,000 up 77% from $1,126,000 last year. RV sales in the quarter were $682.3 million, up 17% from $582.3 million last year. Bus sales were $79.0 million up 57% from $50.4 million last year. Corporate costs were $2,346,000 compared to $704,000 last year.
Thor backlog on October 31, 2005, was a record for this time of the year at $473 million, up 38% from $344 million last year. RV backlog was $333 million, up 59% from last year and Bus backlog was $140 million, up 5% from last year.
“Our retail RV sales were up 19% in October and up 21% in the quarter to 24,191 units versus 19,935 units last year. We expect November retail sales to exceed November last year. Further, we have achieved significant retail market share increases in all of our RV product categories, according to Statistical Surveys. The improvements in gross and net margins versus last year are especially gratifying and bode well for a record fiscal 2006. These results are most exceptional considering that E.P.S. in the first quarter of last year were up 49% over the prior year. These continuing record-setting results again convincingly confirm that Thor is the highest quality, most profitable company in our industries,” said Wade F. B. Thompson, Thor Chairman.
This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2005 & 2004
$000 except per share — unaudited

		3 MONTHS ENDED OCTOBER 31
	2005	%	2004	%
Net sales	$761,323		$632,726
Gross profit	$111,642	14.7%	$90,774	14.3%
Selling, general and administrative	$44,099	5.8%	$36,079	5.7%
Amortization of intangibles	$237	—	$202	—
Interest income (net)	$1,333	0.2%	$762	0.1%
Other income	$799	0.1%	$761	0.1%
Income before taxes	$69,438	9.1%	$56,016	8.9%
Taxes	$26,073	3.4%	$20,943	3.3%

Net income	$43,365	5.7%	$35,073	5.5%

E.P.S. — basic	$0.77		$0.61
E.P.S. — diluted	$0.76		$0.61
Average common shares outstanding — basic	56,568,392		57,096,044
Average common shares outstanding — diluted	56,916,818		57,356,181

	SUMMARY BALANCE SHEETS - October 31 ($000) (unaudited)
	2005	2004		2005	2004
Cash and equivalents	$193,621	$153,039	Current liabilities	$267,984	$232,367
Accounts receivable	185,334	159,937	Other liabilities	12,157	9,766
Inventories	187,048	161,272	Stockholders’ equity	641,465	537,453
Prepaid, etc.	16,151	24,294

Current assets	582,154	498,542
Fixed assets	144,759	115,083
Investments — joint ventures	3,121	2,708
Goodwill	165,663	140,857
Other assets	25,909	22,396

Total	$921,606	$779,586		$921,606	$779,586